News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES PROPOSED OFFERING OF $330 MILLION OF SENIOR NOTES DUE 2025

Long Beach, California (May 22, 2017) – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that it intends to privately offer, subject to market and other conditions, $330 million aggregate principal amount of senior notes due 2025 (the “Notes”). The Company will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers will offer the Notes only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to certain persons outside the United States in reliance on Regulation S under the Securities Act (“Regulation S”).

The Notes will be guaranteed by each of the Company’s existing and future direct and indirect domestic unregulated subsidiaries that guarantee the Company’s existing revolving credit facility. As of the issue date of the Notes, the only subsidiaries of the Company that will guarantee the Notes are Molina Information Systems, LLC, dba Molina Medicaid Solutions, Molina Pathways, LLC, and Pathways Health and Community Support LLC. The interest rate, offering price and other terms of the Notes will be determined by negotiations between the Company and the representative of the initial purchasers. The issuance of the Notes will be subject to customary closing conditions.

No later than ten business days after the issue date, the net proceeds from the issuance and sale of the Notes are to be deposited into a newly-formed segregated deposit account in the name of the Company, and such net proceeds will be invested (and may be reinvested) in cash and cash equivalents. Amounts contained in such account will be used by the Company (i) on or prior to August 20, 2018, to (a) redeem, repurchase, repay, tender for, or acquire or retire for value (whether through one or more tender offers, open market repurchases, redemptions or similar transactions) all or any portion of the Company's 1.625% Convertible Senior Notes due 2044 (the “1.625% Convertible Notes”) or to satisfy the cash portion of any consideration due upon any conversion of the 1.625% Convertible Notes pursuant to the requirements contained in the indenture governing the 1.625% Convertible Notes, and/or (b) make any interest payments due on all or any portion of the Notes, (ii) on or after August 20, 2018, to repurchase all or any portion of the 1.625% Convertible Notes that the Company is obligated to repurchase pursuant to the requirements contained in the indenture governing the 1.625% Convertible Notes and (iii) subsequent to August 20, 2018 (or such earlier date in the event that there are no longer any 1.625% Convertible Notes outstanding), in any other manner not otherwise prohibited by the indenture governing the Notes, subject to the Company complying with clauses (i) or (ii) prior to any such amounts being used or applied in accordance with this clause (iii). For payments made pursuant to the foregoing clauses (i) or, to the extent applicable, (ii), amounts permitted to be released from the segregated account shall include amounts necessary to pay principal, any accrued and unpaid interest due on the date of any redemption, repurchase, repayment, tender, acquisition or retirement for value or to satisfy the cash portion of any consideration due upon any conversion of the 1.625% Convertible Notes, premiums (including tender premiums) and fees and expenses incurred in connection therewith. The funds deposited into the above-referenced segregated deposit account will initially be classified as non-current assets on the Company's consolidated balance sheet.

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The Notes have not been registered under the Securities Act, or any state securities laws and may not be offered or sold within the United States or to, or for the benefit of, a U.S. person (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction where such offer, solicitation or sale is prohibited.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states and in the Commonwealth of Puerto Rico, Molina serves approximately 4.8 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most.

Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements,” including statements related to the Company’s offering of the Notes and intended use of net proceeds of the offering, which are subject to risks and uncertainties, including, without limitation, risks related to whether the Company will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Company and the guarantors will be able to satisfy the conditions required to close any sale of the Notes. A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended December 31, 2016, in its quarterly report on Form 10-Q for the quarter ended March 31, 2017, in its Form 8-K current reports, and in its other reports and filings with the SEC. These reports can be accessed on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release any revisions to any forward-looking statements.

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